Exhibit 10.2

EXECUTION COPY

TERM LOAN CREDIT AGREEMENT

dated as of February 1, 2008

among

NUSTAR LOGISTICS, L.P.

NUSTAR ENERGY L.P.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

SUNTRUST BANK,

as Syndication Agent

and

BARCLAYS BANK PLC,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

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Section 10.10	WAIVER OF JURY TRIAL	61
Section 10.11	Headings	61
Section 10.12	Confidentiality	61
Section 10.13	Interest Rate Limitation	62
Section 10.14	Limitation of Liability	62
Section 10.15	USA PATRIOT Act	62

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Borrowing Request

Exhibit C – Form of Opinion of the Borrower’s and the MLP’s Counsel

Exhibit D – Form of Subsidiary Guaranty Agreement

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 3.06 – Disclosed Matters

Schedule 3.12 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.04 – Existing Investments

Schedule 6.07 – Affiliate Agreements

Schedule 6.08 – Existing Restrictions

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TERM LOAN CREDIT AGREEMENT dated as of February 1, 2008 among NUSTAR LOGISTICS, L.P., a Delaware limited partnership, NUSTAR ENERGY L.P., a Delaware limited partnership, the LENDERS party hereto, JP MORGAN CHASE BANK, N.A., as Administrative Agent, SUNTRUST BANK, as Syndication Agent, and BARCLAYS BANK PLC and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Tranche, refers to whether such Tranche bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the purchase by NuStar Asphalt Refining, LLC from CITGO Asphalt Refining Company of an asphalt refinery located near Paulsboro, New Jersey and an asphalt refinery located near Savannah, Georgia, together with related property more fully described in, and pursuant to the terms and conditions of, the Acquisition Document.

“Acquisition Document” means the Sale and Purchase Agreement, dated November 5, 2007, between NuStar Asphalt Refining LLC and CITGO Asphalt Refining Company.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Tranche for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Term Loan Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) at any time prior to the funding of the Loans, the percentage of the total Commitments represented by such Lender’s Commitment and (b) at any time after the funding of the Loans, the percentage of the aggregate principal amount of all Loans represented by such Lender’s Loan.

“Applicable Rate” means, for any day, with respect to any ABR Tranche, 0.000%; and with respect to any Eurodollar Tranche, for any day during the periods specified under the caption “Eurodollar Spread,” the applicable rate per annum set forth below under such caption for such day, based upon the ratings by Moody’s and/or S&P, respectively, applicable on such date to the Index Debt:

	Eurodollar Spread
Index Debt Ratings	For any day during the period from and including the Effective Date to and including March 31, 2008	For any day on or after April 1, 2008
Tier 1 Greater than BB+ or Ba1	0.750%	0.875%

Tier 2 BB+ or Ba1	1.000%	1.125%

Tier 3 Less than BB+ or Ba1	1.500%	1.625%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (after having established such a rating and other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Tier 3; (ii) if both Moody’s and S&P have established a rating for the Index Debt and such ratings established or deemed to have been established by Moody’s and S&P shall fall within different Tiers, then (a) so long as either or both such ratings are Investment Grade or better, the Applicable Rate shall be based on the higher of the two ratings, unless one of the two ratings is two Tiers lower than the other, in which case the Applicable Rate shall be determined by reference to the Tier next below that of the higher of the two ratings; and (b) so long as both such ratings are below Investment Grade, the Applicable Rate shall be based on the lower of the two ratings, unless one of the two ratings is two Tiers lower than the other, in which case the Applicable Rate shall be determined by reference to the Tier next above that of the lower of the two ratings and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of

Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means NuStar Logistics, L.P., a Delaware limited partnership.

“Borrower Obligations” means the collective reference to all amounts owing by the Borrower and its Subsidiaries pursuant to this Agreement and the other Loan Documents, including, without limitation, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Guaranteed Creditors, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Loan Documents, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Guaranteed Creditors that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Borrowing Request” means a request by the Borrower to fund the Loans in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Tranche, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means any of the following events:

(a) 100% (and not less than 100%) of the issued and outstanding Equity Interest of the general partner(s) of the Borrower shall cease to be owned, directly or indirectly, or the Borrower shall cease to be Controlled, by the MLP; or

(b) 100% (and not less than 100%) of the limited partnership interests of the Borrower shall cease to be owned in the aggregate, directly or indirectly, by the MLP; or

(c) the occurrence of any transaction that results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becoming the Beneficial Owner, directly or indirectly, of more than 50% of the general partner interests in the MLP.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make its Loan on the Effective Date hereunder. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $124,000,000.

“Consolidated Debt Coverage Ratio” means, for any day, the ratio of (a) all Indebtedness of the MLP and its Restricted Subsidiaries (excluding the principal amount of Hybrid Equity Securities in an aggregate amount not to exceed 15% of Total Capitalization), on a consolidated basis, as of the last day of the then most recent Rolling Period over (b) Consolidated EBITDA for such Rolling Period.

“Consolidated EBITDA” means, without duplication, as to the MLP and its Restricted Subsidiaries, on a consolidated basis for each Rolling Period, the amount equal to Consolidated Operating Income for such period (a) plus the following to the extent deducted from Consolidated Operating Income in such period: (i) depreciation, amortization and other non-cash charges for such period (including any non-cash losses or negative adjustments under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives) and (ii) cash distributions received by the Borrower from Skelly-Belvieu Pipeline Company, and similar joint ventures, during such period; (b) minus all non-cash income added to Consolidated Operating Income in such period (including any non-cash gains or positive adjustments under Statement of Financial Accounting Standards 133 (and any statements replacing, modifying or superseding such statement) as the result of changes in the fair market value of derivatives); and (c) plus any Material Project EBITDA Adjustments for such period; provided that Consolidated EBITDA shall be adjusted from time to time as necessary to give pro forma effect to permitted acquisitions or Investments (other than Joint Venture Interests) or sales of property by the MLP and its Restricted Subsidiaries.

“Consolidated Net Worth” means, at any time, an amount equal to the consolidated partners’ equity of the MLP and its Restricted Subsidiaries.

“Consolidated Operating Income” means, as to the MLP and its Restricted Subsidiaries on a consolidated basis for each Rolling Period, the amount equal to gross margin (including any proceeds received from business interruption insurance; provided that such proceeds are received during any Rolling Period with respect to an event or events that occurred during such Rolling Period) minus operating expenses, general and administrative expenses, depreciation and amortization, and taxes other than income taxes, in each case for such period

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Securities” means any debt or equity securities that are, by their terms, convertible (in whole or in part) into common stock of the issuer, or exchangeable for securities of another Person, in either case without the payment of any additional consideration upon conversion or exchange.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 and Section 4.02 are satisfied (or waived in accordance with Section 10.02).

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the MLP or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, and general or limited partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing. In addition, “Equity Interest” shall include, without limitation, with respect to the Borrower, the limited partner interests of the Borrower and the General Partner Interests and, with respect to the MLP, the Units and the general partner interest of the MLP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the MLP, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the MLP or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the MLP or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the MLP or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the MLP or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the MLP or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Tranche, refers to whether such Tranche bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excepted Indebtedness” means Indebtedness of the type referred to in Section 6.01(b), Section 6.01(c) and Section 6.01(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any statute successor thereto.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means with respect to any Person, the chief accounting officer, chief financial officer, treasurer or controller of such Person.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” means NuStar GP, Inc., a Delaware corporation.

“General Partner Interest” means all general partner interests in the Borrower.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Creditors” means the collective reference to the Administrative Agent and the Lenders.

“Guarantor” means each of the MLP, KPOP, and each Subsidiary and other Person that from time to time executes and delivers a Subsidiary Guaranty (or becomes a party thereto by executing and delivering a supplement thereto or otherwise), other than any such Person that is released from such Subsidiary Guaranty in accordance with the terms thereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Borrower or a financing vehicle of the Borrower, other than common stock, that meet the following criteria: (a) (i) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (ii) on such determination date such securities are classified as possessing a minimum of “intermediate equity content” by S&P or “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Borrower Obligations. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or by any other securities providing for the mandatory payment of money (including, without limitation, preferred stock subject to mandatory redemption or sinking fund provisions), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all non-contingent obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person with respect to any arrangement, directly or indirectly, whereby such Person or its Subsidiaries shall sell or transfer any material asset, and whereby such Person or any of its Subsidiaries shall then or immediately thereafter rent or lease as lessee such asset or any part thereof, and (l) all recourse and support obligations of such Person or any of its Subsidiaries with respect to the sale or discount of any of its accounts receivable. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indentures” means, collectively, the NuStar Logistics Indenture and the KPOP Indenture.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person other than the Guarantors or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Tranche in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Tranche, the last day of each March, June, September and December and (b) with respect to any Eurodollar Tranche, the last day of the Interest Period applicable to such Tranche; and, in the case of a Eurodollar Tranche with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means (a) with respect to any Eurodollar Tranche, the period commencing on the date of such Eurodollar Tranche and ending on the numerically corresponding day in the calendar month that is one, two, three or six-months thereafter (or, with the consent of each Lender, such other period as the Lenders and the Borrower shall mutually agree upon), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Tranche that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Tranche initially shall be the date on which such Eurodollar Tranche is funded and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Tranche.

“Investment” means, as applied to any Person, (a) any direct or indirect purchase or other acquisition by such Person of any Equity Interests in any other Person, (b) any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and receivables from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business, (c) any Swap Agreement entered into by such Person other than Permitted Swap Agreements and (d) any direct or indirect purchase or other acquisition by such Person of all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person. In addition, any letter of credit issued under the Revolving Credit Agreement on behalf or for the benefit of any Unrestricted Subsidiary shall constitute an “Investment” in such Unrestricted Subsidiary for the purposes hereof. The amount of any Investment described in clause (c) above shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Investment Grade” means a rating for Index Debt of BBB- or higher by S&P and Baa3 or higher by Moody’s.

“Joint Venture Interest” means an acquisition of or Investment in Equity Interests in another Person, held directly or indirectly by the MLP, that will not be a Subsidiary after giving effect to such acquisition or Investment.

“KPOP” means Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership.

“KPOP Indenture” means that certain Indenture dated February 21, 2002, as amended and supplemented by the First Supplemental Indenture dated February 21, 2002, the Second Supplemental Indenture dated August 9, 2002, the Third Supplemental Indenture dated May 16, 2003, and the Fourth Supplemental Indenture, dated May 27, 2003, in each case, between KPOP and JPMorgan Chase Bank, as trustee (the “KPOP Trustee”), and as further amended and supplemented by the Fifth Supplemental Indenture dated July 1, 2005, by and among KPOP, the MLP, as affiliate guarantor, the Borrower, as affiliate guarantor, and the KPOP Trustee.

“KPOP Notes” means KPOP’s $250,000,000 7.750% Senior Unsecured Notes Due 2012 and KPOP’s $250,000,000 5.875% Senior Unsecured Notes Due 2013, in each case issued under the KPOP Indenture.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Tranche for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Tranche for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered to first class banks in the London interbank market by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, and any notes issued pursuant to Section 2.07(e), as each such agreement may be amended, supplemented or otherwise modified from time to time as permitted hereby, and any and all instruments, certificates, or other agreements delivered in connection with the foregoing.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the MLP and its Restricted Subsidiaries (including the Borrower) taken as a whole, (b) the ability of the MLP, the Borrower or any Guarantor to perform any of their obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the MLP and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the MLP or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” means each new pipeline, storage facility, processing plant or other capital expansion project wholly owned by the MLP or its Restricted Subsidiaries, the construction of which commenced after May 31, 2006 and which has a budgeted capital cost exceeding $25,000,000.

“Material Project EBITDA Adjustments” means, with respect to each Material Project, (a) for any Rolling Period ending on or prior to the last day of the fiscal quarter during which the Material Project is completed, a percentage (based on the then-current completion percentage of the Material Project) of an amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project and designated in a certificate of a Responsible Officer of the Borrower as described in the next sentence of this definition (such amount to be determined by the Borrower in good faith and in a commercially reasonable manner based on contracts relating to such Material Project, the creditworthiness of the other parties to such contracts and projected revenues from such contracts, capital costs and expenses, scheduled completion, and other similar factors deemed appropriate by the Borrower) shall be added to actual Consolidated EBITDA for the MLP and its Restricted Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until completion of the Material Project (net of any actual Consolidated EBITDA attributable to such Material Project following its completion); provided that if construction of the Material Project is not completed by the scheduled completion date, then the foregoing amount shall be reduced by the following percentage amounts depending on the period of delay for completion (based on the period of actual delay or then-estimated delay, whichever is longer): (i) longer than 90 days, but not more than 180 days, 25%, (ii) longer than 180 days but not more than 270 days, 50%, and (iii) longer than 270 days, 100%; and (b) for each Rolling Period ending on the last day of the first, second and third fiscal quarters, respectively, immediately following the fiscal quarter during which the Material Project is completed, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the period from but excluding the end of such Rolling Period through and including the last day of the fourth fiscal quarter following the fiscal quarter during which the Material Project is completed shall be added to Consolidated EBITDA for such Rolling Period (net of any actual Consolidated EBITDA attributable to the Material Project for the period from and including the date of completion through and including the last day of the fiscal quarter during which the Material Project is completed). Notwithstanding the foregoing, (i) no such additions shall be allowed with respect to any Material Project unless not later than 45 days prior to commencement of construction thereof, the Borrower shall have delivered to the Administrative Agent and the Lenders a certificate of a Responsible Officer of the Borrower certifying as to the amount determined by the Borrower as the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the Administrative Agent or any Lender may reasonably request, such certificate, explanation and other information and documentation delivered by the Borrower shall be deemed in form and substance satisfactory to the Administrative Agent and the Required Lenders unless the Administrative Agent or the Required Lenders object thereto within 10 Business Days after receipt thereof, and (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the MLP and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments in respect of any acquisitions or dispositions as provided in the definition of Consolidated EBITDA).

“Material Subsidiary” means, with respect to the MLP, any Restricted Subsidiary that meets any of the following conditions: (i) the MLP’s and its other Restricted Subsidiaries’ equity in the income from continuing operations before interest expense and all income taxes of such Restricted Subsidiary exceeds 10% of such income of the MLP and its Restricted Subsidiaries consolidated for the most recently completed fiscal year or (ii) the MLP’s and its other Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Restricted Subsidiary exceeds 10% of the total assets of the MLP and its Restricted Subsidiaries consolidated as of the end of the most recently completed fiscal year.

“Maturity Date” means June 15, 2008.

“MLP” means NuStar Energy L.P., a Delaware limited partnership.

“MLP Obligations” means the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of the MLP which may arise under or in connection with any Loan Document to which the MLP is a party, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Guaranteed Creditor under any Loan Document).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor rating organization).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the MLP or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means in connection with any issuance, sale or private placement of any Equity Interests, Hybrid Equity Securities or Convertible Securities or the issuance, sale or incurrence of any Indebtedness, by the MLP or any of its Restricted Subsidiaries, the cash proceeds of such issuance, sale, private placement or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance, sale, private placement or incurrence.

“NuStar Logistics Indenture” means that certain Indenture dated as of July 15, 2002 among the MLP, the Borrower and The Bank of New York as Trustee (the “NuStar Logistics Trustee”), as amended and supplemented by a First Supplemental Indenture thereto dated as of July 15, 2002, a Second Supplemental Indenture thereto dated as of March 18, 2003, and a Third Supplemental Indenture dated as of July 1, 2005 by and among the Borrower, the MLP as guarantor, KPOP, as affiliate guarantor and the NuStar Logistics Trustee.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Partnership Agreement (Borrower)” means the Agreement of Limited Partnership of the Borrower among the General Partner and the MLP in the form previously provided to the Lenders, as amended, modified and supplemented from time to time in accordance herewith.

“Partnership Agreement (MLP)” means the Third Amended and Restated Agreement of Limited Partnership of the MLP dated as of March 18, 2003, as amended, modified and supplemented from time to time in accordance herewith.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) easements, zoning restrictions, rights-of-way, minor irregularities in title, boundaries, or other survey defects, servitudes, permits, reservations, exceptions, zoning regulations, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the MLP or any Subsidiary for streets, roads, bridges, pipes, pipe lines, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, water rights, rights of others with respect to navigable waters, sewage and drainage rights and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the MLP or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness; and

(g) Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the MLP or any Subsidiary upon lands over which easements or similar rights are acquired by the MLP or any Subsidiary in the ordinary course of business of the MLP or any Subsidiary.

“Permitted Holder” means NuStar GP Holdings, LLC, a Delaware limited liability company, or any successor to NuStar GP Holdings, LLC.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short term deposit rating of no lower than A2 or P2, as such rating is set forth by S&P or Moody’s, respectively;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in short term debt obligations of an issuer rated at least BBB by S&P’s or Baa2 by Moody’s, and maturing within 30 days from the date of acquisition, in an aggregate amount not to exceed $50,000,000 at any time.

“Permitted Swap Agreements” has the meaning assigned to such term in Section 6.05.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the MLP or any ERISA Affiliate contributes or has an obligation to contribute and is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time prior to the funding of the Loans, Lenders having Commitments representing greater than 50% of the sum of the total Commitments at such time, and at any time after the funding of the Loans, Lenders having Loans representing greater than 50% of the outstanding principal balance of all Loans at such time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units) with respect to any Equity Interest of the MLP or any Subsidiary, or any payment (whether in cash, securities or other property, with the exception of a Unit split, combination, or dividend, in each case so long as the only consideration paid in connection therewith is an in-kind payment of additional Units), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest of the MLP or any option, warrant or other right to acquire any such Equity Interest of the MLP.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. For the avoidance of doubt, the Borrower is a Restricted Subsidiary of the MLP, the Borrower may not be an Unrestricted Subsidiary and each Subsidiary that is a Guarantor must be a Restricted Subsidiary.

“Revolving Credit Agreement” means that certain 5-Year Revolving Credit Agreement dated as of December 10, 2007 among the Borrower, the MLP, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as amended.

“Rolling Period” means any period of four consecutive fiscal quarters.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill Companies, Inc. (or any successor rating organization).

“Standard Ratio” has the meaning given such term in Section 6.11.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for Eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Tranches shall be deemed to constitute Eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means: (a) with respect to the MLP, any subsidiary of the MLP (including the Borrower) and (b) with respect to the Borrower, any subsidiary of the Borrower.

“Subsidiary Guaranty” means any guaranty executed and delivered pursuant to Section 5.11, including the Subsidiary Guaranty Agreement substantially in the form of Exhibit D, as from time to time amended, modified, or supplemented.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the MLP or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, at the date of any determination thereof, the sum of (a) all Indebtedness of the MLP and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP plus (b) Consolidated Net Worth.

“Tranche” means that portion of the Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Tranches, as to which a single Interest Period is in effect.

“Transactions” means the execution, delivery and performance by the Borrower and the MLP of this Agreement, the borrowing of Loans, the use of the proceeds thereof, and the execution, delivery and performance of the Subsidiary Guaranty.

“Type”, when used in reference to any Tranche, refers to whether the rate of interest on such Tranche is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 11, 2007, between Kaneb Terminals Limited (formerly known as ST Services, Ltd.), the MLP, Kaneb Pipeline Operating Partnership, L.P. and SunTrust Bank, as the

same may from time to time be amended, restated, modified, supplemented, refinanced or replaced.

“Units” means the common units of limited partner interests in the MLP.

“Unrestricted Subsidiary” means any Subsidiary (other than the Borrower or any Guarantor) designated as such on Schedule 3.12 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.10(b).

“Wholly-Owned Subsidiary” means, in respect of any Person, any subsidiary of such Person, all of the Equity Interests of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the MLP.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Tranches. For purposes of this Agreement, Loans and Tranches may be classified and referred to by Type (e.g., a “Eurodollar Tranche”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the

Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Term Loans

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a single advance term Loan in dollars to the Borrower on the Effective Date in an aggregate principal amount equal to such Lender’s Commitment. The Commitments are not revolving and amounts repaid may not be re-borrowed.

Section 2.02 Loans and Tranches. (a) Each Loan shall be made on the Effective Date by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make its Loan shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make its Loan as required.

(b) Subject to Section 2.12, the Loans shall be comprised of ABR Tranches and/or Eurodollar Tranches as the Borrower may request in accordance herewith. Each Lender at its option may fund any portion of its Loan consisting of a Eurodollar Tranche by causing any domestic or foreign branch or Affiliate of such Lender to fund such Tranche; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Lender’s Loan in accordance with the terms of this Agreement

(c) At the commencement of each Interest Period for any Eurodollar Tranche, such Tranche shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (in each case, determined on the date by which the Borrowing Request or Interest Election Request is required to be delivered pursuant to Section 2.03 or Section 2.05, respectively). At the time that any ABR Tranche is made, such Tranche shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Tranches of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Tranches outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Tranche if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for the Loans. To request the Loans on the Effective Date, the Borrower shall deliver a Borrowing Request in substantially the form of Exhibit B and signed by the Borrower, to the Administrative Agent, not later than 12:00 noon, New York City time, (a) in the case of a Eurodollar Tranche, three Business Days before the Effective Date or (b) in the case of an ABR Tranche, on the Effective Date. The Borrowing Request shall be irrevocable once given. The Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Loans;

(ii) the proposed funding date of the Loans, which shall be the Effective Date and a Business Day;

(iii) whether any portion of such Loans is to be an ABR Tranche or a Eurodollar Tranche;

(iv) in the case of a Eurodollar Tranche, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Tranche is specified, then the requested Tranche shall be an ABR Tranche. If no Interest Period is specified with respect to any requested Eurodollar Tranche, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made.

Section 2.04 Funding of the Loans. (a) Each Lender shall make available the Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds in dollars by 2:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of funding of the Loans on the Effective Date that such Lender will not make available to the Administrative Agent such Lender’s Loan, the Administrative Agent may assume that such Lender has made its Loan available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Tranches. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.

Section 2.05 Interest Elections. (a) Each Tranche initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Tranche, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Tranche to a different Type or to continue such Tranche and, in the case of a Eurodollar Tranche, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Tranche, in which case each such portion shall be allocated ratably among the Lenders holding the portion of such Loans comprising such Tranche, and each portion of such Loans shall be considered a separate Tranche.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone: (i) in the case of a Eurodollar Tranche, not later than 12:00 noon, New York City time, three Business Days before the first day of the Interest Period related to such Eurodollar Tranche; and (ii) in the case of an ABR Tranche, not later than 12:00 noon, New York City time, on the same Business Day of the proposed conversion or continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Tranche to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Tranche (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Tranche)

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Tranche is to be an ABR Tranche or a Eurodollar Tranche; and

(iv) if the resulting Tranche is a Eurodollar Tranche, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Tranche but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Tranche.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Tranche prior to the end of the Interest Period applicable thereto, then, unless such Tranche is repaid as provided herein, at the end of such Interest Period, such Tranche shall be converted to an ABR Tranche. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Tranche may be converted to or continued as a Eurodollar Tranche and (ii) unless repaid, each Eurodollar Tranche shall be converted to an ABR Tranche at the end of the Interest Period applicable thereto.

Section 2.06 Termination of Commitments. Unless previously terminated, the Commitments shall terminate at 4:00 p.m., New York City time, on the Effective Date.

Section 2.07 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (a) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.08 Optional Prepayment of Loans. (a) Subject to any break funding costs payable pursuant to Section 2.14, the Borrower shall have the right at any time and from time to time to prepay any Tranche in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Tranche, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Tranche, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Tranche or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Tranche, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Tranche shall be in an amount that would be permitted in the case of an advance of a Tranche of the same Type as provided in Section 2.02. Each prepayment of a Tranche shall be applied ratably to the portion of the Loans included in the prepaid Tranche. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and any break funding payments required by Section 2.14.

Section 2.09 Mandatory Prepayment of Loans.

(a) If the MLP or any of its Restricted Subsidiaries (including the Borrower) shall issue or sell any Equity Interests, Hybrid Equity Securities or Convertible Securities, or issue, sell or incur any Indebtedness (other than Excepted Indebtedness), then as soon as practicable and in any event no later than the Business Day following the Business Day on which the MLP or such Restricted Subsidiary receives the Net Cash Proceeds therefrom, an amount equal to 100% of the Net Cash Proceeds therefrom shall be applied toward the prepayment of the Loans.

(b) If the Acquisition has not been consummated on or before March 31, 2008, then, on March 31, 2008, the Borrower shall prepay 100% of the principal amount of all Loans then outstanding.

(c) Amounts to be applied in connection with prepayments made pursuant to this Section 2.09 shall be applied to the prepayment of the Loans ratably. The application of any prepayment pursuant to this Section 2.09 shall be made, first, to ABR Tranches and, second, to Eurodollar Tranches. Each prepayment of the Loans under this Section 2.09 shall be accompanied by accrued interest to the extent required by Section 2.11 and any break funding costs pursuant to Section 2.14.

(d) All prepayments of Loans pursuant to this Section 2.09 shall be without the payment by the Borrower of any premium or penalty except for break funding costs payable pursuant to Section 2.14.

Section 2.10 Fees.

(a) If the principal of any Lender’s Loan is outstanding on April 1, 2008, then the Borrower agrees to pay to the Administrative Agent, for the account of such Lender, a fee in an amount equal to 0.050% on the principal amount of such Lender’s Loan that is outstanding on such date, which fee shall be payable on April 1, 2008.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid in dollars on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

Section 2.11 Interest. (a) The portion of each Loan comprising each ABR Tranche shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The portion of each Loan comprising each Eurodollar Tranche shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Tranche plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Tranches as provided in paragraph (a) of this Section.

(d) Accrued interest on each Tranche shall be payable in arrears on each Interest Payment Date for such Tranche; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Tranche (other than a prepayment of an ABR Tranche prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Tranche prior to the end of the current Interest Period therefor, accrued interest on such Tranche shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Tranche:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining the portion of their Loans (or its Loan) included in such Tranche for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Tranche to, or continuation of any Tranche as, a Eurodollar Tranche shall be ineffective and (ii) if the Borrowing Request requests a Eurodollar Tranche, such Tranche shall be made as an ABR Tranche.

Section 2.13 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Tranches comprising the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any portion of its Loan comprising a Eurodollar Tranche (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Tranche other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Tranche other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Tranche on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Tranche other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Tranche, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of its Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Tranche, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Tranche), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified

Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, Section 2.14 or Section 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such offices as it may designate from time to time, except that payments pursuant to Section 2.13, Section 2.14, Section 2.15 and Section 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund its Loan hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The MLP and the Borrower, in each case with respect to itself and its Restricted Subsidiaries, each represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. It and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within its and its Restricted Subsidiaries corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, stockholder, member or limited partner action. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable material law or regulation or the charter, by-laws or other organizational documents of it or any of its subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument relating to Material Indebtedness binding upon it or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by it or any of its Restricted Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of it or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change. (a) It has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of income, partners equity and cash flows of the MLP (A) as of and for the fiscal year ended December 31, 2006, reported on by KPMG, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2007, certified by its chief financial officer; and (ii) the consolidated balance sheet and statements of income, partners equity and cash flows of the Borrower (A) as of and for the fiscal year ended December 31, 2006, certified by its chief financial officer, and (B) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2007, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of (x) the MLP and its consolidated subsidiaries, and the Borrower and its consolidated subsidiaries, as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clauses (B) above.

(a) Since December 31, 2006, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of it and its Restricted Subsidiaries, taken as a whole.

Section 3.05 Properties. (a) It and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, free and clear of all Liens except Permitted Encumbrances and Liens otherwise permitted or contemplated by this

Agreement, except where the failure to have such title or leasehold interest could not reasonably be expected to result in a Material Adverse Effect.

(b) It and its Restricted Subsidiaries owns, or is licensed to use, or has made all required federal filings (and has not been notified of any contest) with respect to, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of it, threatened against or affecting it or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither it nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07 Compliance with Laws and Agreements. It and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08 Investment Company Status. Neither it nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

Section 3.09 Taxes. It and its Subsidiaries has each timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it or such subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 3.11 Disclosure. It has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of it to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12 Subsidiaries. As of the date hereof, Schedule 3.12: (a) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary; (b) identifies each Subsidiary of the MLP as either a Restricted Subsidiary or Unrestricted Subsidiary, (c) identifies each Subsidiary of the MLP as a Wholly-Owned Subsidiary or a non Wholly-Owned Subsidiary and (d) identifies each Subsidiary of the MLP that is a Material Subsidiary.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and the MLP, and by the Lenders and the Administrative Agent and (ii) the Subsidiary Guaranty, executed and delivered by a duly authorized officer of each Guarantor (other than the MLP) and satisfactory in form and substance to the Administrative Agent.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Andrews Kurth LLP, counsel for the Borrower and the MLP and (ii) Bradley C. Barron, in-house counsel of the MLP, collectively providing the opinions set forth in Exhibit C, and each such opinion covering such other matters relating to the Borrower, the General Partner, the Guarantors, this Agreement or the Transactions as the Lenders shall reasonably request. The Borrower hereby requests each such counsel to deliver its applicable opinion to the Administrative Agent and the Lenders.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the General Partner, the MLP, the Guarantors, the authorization of the Transactions, and any other legal matters relating to the Borrower, the General Partner, the MLP, the Guarantors, the Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, Vice President or a Financial Officer of each of the Borrower and the MLP, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received (i) counterpart originals of the Partnership Agreement (MLP) substantially in the form listed as Exhibit 3.4 to the MLP’s annual report on Form 10-K for the fiscal year ended December 31, 2003, the Indentures and the Partnership Agreement (Borrower) in form and substance acceptable to the Lenders, in each case duly executed by each of the parties thereto and (ii) evidence satisfactory to the Lenders that the Partnership Agreement (Borrower), the Indentures and the Partnership Agreement (MLP) are in full force and effect and have not been amended or modified except to the extent such amendments or modifications have been delivered to the Administrative Agent, which evidence may be in the form of a certificate of the President or a Vice President (or equivalent officer) of each of the Borrower and the MLP.

(f) The Administrative Agent shall have received the financial statements referred to in Section 3.04(a).

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans under this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on March 24, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Additional Conditions Precedent. The obligation of each Lender to make its Loan hereunder is further subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower and the MLP set forth in this Agreement shall be true and correct on and as of the Effective Date.

(b) At the time of and immediately after making such Loan, no Default shall have occurred and be continuing.

(c) The receipt by the Administrative Agent of the Borrowing Request in accordance with Section 2.03.

ARTICLE V

Affirmative Covenants

Commencing on the Effective Date, until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the MLP and the Borrower each covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. It will furnish to the Administrative Agent and each Lender:

(a) no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each fiscal year of the MLP:

(i) the audited consolidated balance sheet and related statements of income, partners equity and cash flows of the MLP as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the MLP and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(ii) the consolidated balance sheet and related statements of income, partners equity and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures from the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes.

(b) no later than 15 days following the date required by applicable SEC rules (without giving effect to any extensions available thereunder) for the filing of such financial statements after the end of each of the first three fiscal quarters of each fiscal year of the MLP:

(i) the consolidated balance sheet and related statements of income, partners equity and cash flows of the MLP as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the MLP and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(ii) the consolidated balance sheet and related statements of income, partners equity and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of each of the Borrower and the MLP (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change;

(e) if, at any time, any of the consolidated Subsidiaries of the MLP are Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 5.01(a) or Section 5.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the MLP; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, the MLP or any of their subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the MLP posts such documents, or provides a link thereto on the MLP’s website on the Internet at www.nustarenergy.com; or (ii) on which such documents are posted on the MLP’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the MLP and the Borrower shall be required to provide paper copies of the compliance certificate required by Section 5.01(c) to the Administrative Agent and the Lenders. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the MLP and the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02 Notices of Material Events. The MLP and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the MLP, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) if and when any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably be expected to constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multi-Employer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Financial Officer of each of the Borrower and the MLP setting forth details as to such occurrence and action, if any, which the Borrower, the MLP or applicable ERISA Affiliate is required or proposes to take, but only to the extent that any occurrence described in the preceding clauses (i) through (vii) could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(e) any material amendment to the Partnership Agreement (MLP) or the Partnership Agreement (Borrower), together with a certified copy of such amendment; and

(f) any of the following events, in each case if the occurrence of such event could reasonably be expected to have a Material Adverse Effect:

(i) the receipt by the MLP (or its general partner(s)), the Borrower or the General Partner of any notice of any claim with respect to any Environmental Liability;

(ii) if the President or a Vice President (or equivalent officer) of the MLP or the Borrower, or the officer of the MLP or the Borrower primarily responsible for monitoring compliance by the MLP or the Borrower and its subsidiaries with Environmental Laws, shall obtain actual knowledge that there exists any Environmental Liability pending or threatened against the MLP, the Borrower or any of their Subsidiaries; or

(iii) any release, emission, discharge or disposal of any Hazardous Materials that could reasonably be expected to form the basis of any Environmental Liability with respect to the MLP, the Borrower or any of their Subsidiaries.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or President or any Vice President (or equivalent officer) of each of the Borrower and the MLP setting forth a description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. It will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04 Payment of Obligations. It will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) it or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. It will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06 Books and Records; Inspection Rights. It will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. It will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. It will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and the terms and provisions of the Partnership Agreement (MLP), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08 Use of Proceeds. The proceeds of the Loans will be used to fund the Acquisition or to prepay outstanding loans under the Revolving Credit Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.09 Environmental Laws. It will, and will cause each of its Subsidiaries to:

(a) comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Unrestricted Subsidiaries.

(a) It will cause the management, business and affairs of each of it and its Unrestricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting assets or properties of it and its respective Restricted Subsidiaries to be commingled (except pursuant to contractual arrangements that comply with Section 6.07)) so that each Unrestricted Subsidiary that is a corporation or other entity will be treated as a corporate or other entity separate and distinct from it and the Restricted Subsidiaries.

(b) Except as permitted by Section 6.04(g), it will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries.

(c) It will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, it or any Restricted Subsidiary.

Section 5.11 Subsidiary Guaranty. It will cause each of its Subsidiaries that guarantees any public debt of the MLP or any Subsidiary of the MLP (including, without limitation, any debt issued pursuant to any Indenture), to guarantee the Borrower Obligations, by executing and delivering to the Administrative Agent, for the benefit of the Lenders, on or prior to the Effective Date with respect to any Subsidiary that guarantees any such public debt as of the Effective Date, and thereafter, within five (5) Business Days after any Subsidiary guarantees any such public debt, (a) a Subsidiary Guaranty (or a supplement thereto as may be requested by the Administrative Agent) and (b) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. For the avoidance of doubt, if at any time any Subsidiary referenced above does not guarantee any obligations of the MLP or any of its Subsidiaries under any public debt instrument (including the Indentures), then such Subsidiary shall be released from the Subsidiary Guaranty in accordance with Section 6.15 of the Subsidiary Guaranty.

Section 5.12 Acquisition Notice. It will furnish to the Administrative Agent a certificate, dated the date that the Acquisition is consummated, and signed by the President, Vice President or a Financial Officer of each of the Borrower and the MLP, certifying that the Acquisition has been consummated in accordance with the terms of the Acquisition Document (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto).

ARTICLE VI

Negative Covenants

Commencing on the Effective Date, until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of the MLP and the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under this Agreement;

(b) Indebtedness created under the Revolving Credit Agreement, the principal amount of which does not exceed $1,250,000,000 in the aggregate at any time;

(c) Indebtedness created under the UK Credit Agreement, the principal amount of which does not exceed £21,000,000 in the aggregate at any time;

(d) Indebtedness of the MLP to any Restricted Subsidiary and of any Restricted Subsidiary to the MLP or any other Restricted Subsidiary;

(e) Guarantees by the MLP of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the MLP or any other Restricted Subsidiary;

(f) Indebtedness consisting of the KPOP Notes, and any guarantees thereof, the principal amount of which does not exceed $500,000,000 in the aggregate; and

(g) other Indebtedness of the MLP and any Restricted Subsidiary; provided that, both before and after such Indebtedness is created, incurred or assumed, no Event of Default shall have occurred and be continuing under this Agreement, including, without limitation, an Event of Default with respect to the Consolidated Debt Coverage Ratio set forth in Section 6.11.

Notwithstanding the foregoing or anything to the contrary contained herein, the MLP and the Borrower will not permit the aggregate principal amount of Indebtedness of all Restricted Subsidiaries (other than Indebtedness described on Schedule 6.01 and Indebtedness of the Borrower) at any time to exceed 5% of Consolidated Net Worth.

Section 6.02 Liens. It will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the MLP or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the MLP or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(c) Liens on fixed or capital assets acquired, constructed or improved by the MLP or any Restricted Subsidiary; provided that (i) such security interests secures Indebtedness permitted by clause (g) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the MLP or any Restricted Subsidiary;

(d) other Liens securing Indebtedness in an amount that does not at any time exceed 10% of Consolidated Net Worth; and

(e) extensions, renewals, modifications or replacements of any of the Liens and other matters referred to in clauses (a) through (d) of this Section, provided that such Lien is otherwise permitted by the terms hereof and, with respect to Liens securing Indebtedness, no extension or renewal Lien shall (i) secure more than the amount of the Indebtedness or other obligations secured by the Lien being so extended or renewed or (ii) extend to any property or assets not subject to the Lien being so extended or renewed.

Section 6.03 Fundamental Changes. (a) It will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (it being understood that “substantially all of its assets” shall mean more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole), or all or substantially all of the stock (it being understood that “substantially all of the stock” shall mean stock representing ownership interests in more than 50% of the aggregate total assets of the MLP and its Restricted Subsidiaries, taken as a whole) of any of its Restricted Subsidiaries (in each case whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity or the Borrower may merge into or consolidate with another Person so long as (A) the surviving entity or purchaser, if other than the Borrower, assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower hereunder and under any other documents entered into in connection with the Loans and (B) each such assumption is expressly evidenced by an agreement executed and delivered to the Lenders in a form reasonably satisfactory to the Administrative Agent, (ii) any Restricted Subsidiary (other than the Borrower) may merge into or consolidate with any Restricted Subsidiary (other than the Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary (other than the Borrower), (iii) any Restricted Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of all or any portion of its assets to the Borrower or to another Restricted Subsidiary and (iv) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the MLP determines in good faith that such liquidation or dissolution is in the best interests of the MLP and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a Wholly-Owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) It will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by it and its Restricted Subsidiaries on the date of this Agreement and businesses reasonably related thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. It will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Investment in or Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Investments by the MLP and any Restricted Subsidiary in the Equity Interests of any Restricted Subsidiary;

(c) loans or advances made by the MLP to any Restricted Subsidiary and made by any Restricted Subsidiary to the MLP or any other Restricted Subsidiary;

(d) Guarantees constituting Indebtedness permitted by Section 6.01;

(e) the Borrower’s interest in (i) the Skelly-Belvieu Pipeline Company, L.L.C. and (ii) ST Linden Terminal, LLC;

(f) the purchase or other acquisition by the MLP or a Restricted Subsidiary of the assets of another Person constituting all or substantially all of the property and assets or business of another Person or assets that constitute a business unit, line of business or division of another Person, or the purchase or other acquisition by the MLP or a Restricted Subsidiary of all or substantially all of the Equity Interests in any Person, that immediately upon the consummation thereof, will be a Restricted Subsidiary (including, without limitation, as a result of a merger or consolidation otherwise permitted under this Agreement); provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to (i) use of proceeds set forth in Section 5.08, or (ii) the Consolidated Debt Coverage Ratio set forth in Section 6.11;

(g) Investments in Joint Venture Interests and Unrestricted Subsidiaries; provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to (i) use of proceeds set forth in Section 5.08 or (ii) the Consolidated Debt Coverage Ratio set forth in Section 6.11; provided further that the aggregate amount of Investments made pursuant to this clause (g) (other than Investments described in Schedule 6.04) shall not exceed $500,000,000 in the aggregate at any time;

(h) Investments in Swap Agreements other than Permitted Swap Agreements; provided, that, both before and after giving effect to any such Investment, no Default shall exist, including, without limitation, a Default with respect to (i) use of proceeds set forth in Section 5.08 or (ii) the Consolidated Debt Coverage Ratio set forth in Section 6.11; provided further that the aggregate amount of Investments made pursuant to this clause (h) shall not exceed $100,000,000 in the aggregate at any time; and

(i) Guarantees of obligations not constituting Indebtedness of Restricted Subsidiaries.

Section 6.05 Swap Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, other than (a) Swap Agreements entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, (b) other Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which it or any of its subsidiaries is exposed in the conduct of its business or the management of its liabilities, and not for speculative purposes (the Swap Agreements in clauses (a) and (b), collectively the “Permitted Swap Agreements”) or (c) Swap Agreements other than Permitted Swap Agreements to the extent permitted by Section 6.04(h).

Section 6.06 Restricted Payments. It will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) any Subsidiary may declare and pay Restricted Payments to its parent and (b) as long as no Default has occurred and is continuing or would result therefrom, the MLP may make Restricted Payments in accordance with the terms of the Partnership Agreement (MLP).

Section 6.07 Transactions with Affiliates. It will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to it or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among it and its Wholly-Owned Restricted Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, and (d) pursuant to the agreements listed on Schedule 6.07, which agreements are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties.

Section 6.08 Restrictive Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of it or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the MLP or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement, the Revolving Credit Agreement, the UK Credit Agreement or any Hybrid Equity Securities (but, in the case of Hybrid Equity Securities, only with respect to the ability of the Borrower to pay dividends or other distributions with respect to its Equity Interests), (ii) the foregoing shall not apply to restrictions and conditions (x) existing on the date of this Agreement identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition so as to cause such restriction or condition to be more restrictive than the restriction or condition in existence on the date of this Agreement) or (y) arising or agreed to after the date of this Agreement; provided that such restrictions or conditions are not more restrictive than the restrictions and conditions existing on the date of this Agreement, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a)

of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.09 Limitation on Modifications of Other Agreements. It will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change, or consent to any amendment, modification or change to, any of the terms of, the Partnership Agreement (MLP), except to the extent the same could not reasonably be expected to have a Material Adverse Effect.

Section 6.10 Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 3.12 as of the date hereof or thereafter, assuming compliance with Section 6.10(b), any Person that becomes a Subsidiary of the MLP or any Restricted Subsidiary shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary (other than the Borrower or any Guarantor), as an Unrestricted Subsidiary if: (i) prior, and after giving effect, to such designation, no Default would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the MLP’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 6.04(g). Except as provided in this Section 6.10(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation: (i) the representations and warranties of the MLP and the Borrower contained in each of the Loan Documents are true and correct on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the MLP and the Borrower complies with the requirements of Section 5.10. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the MLP’s direct and indirect ownership interest in such Subsidiary or the amount of the MLP’s cash investment previously made for purposes of the limitation on Investments under Section 6.04(g).

(d) Notwithstanding the foregoing or anything to the contrary contained herein, for the purposes of this Agreement the Borrower and each Guarantor is a Restricted Subsidiary of the MLP and may not be an Unrestricted Subsidiary.

(e) The Borrower shall notify the Administrative Agent in writing promptly upon any Subsidiary becoming a Material Subsidiary.

Section 6.11 Financial Condition Covenant. The MLP will not permit at any time its Consolidated Debt Coverage Ratio to be in excess of 5.00 to 1.00 (the “Standard Ratio”) for any Rolling Period; provided that if at any time the MLP or any of its Restricted Subsidiaries consummates an acquisition for which the MLP or any of its Restricted Subsidiaries has paid aggregate net consideration of at least $100,000,000, then, for the two Rolling Periods the last day of which immediately follow the date on which such acquisition is consummated, the numerator of the maximum Consolidated Debt Coverage Ratio otherwise permitted above shall be increased by 0.5; thereafter, compliance shall be determined by reverting back to the Standard Ratio.

ARTICLE VII

Events of Default

From (and including) the Effective Date, if any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, the MLP or any of their Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the MLP or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), (c), or (e), Section 5.03 (with respect to the MLP’s or the Borrower’s existence), Section 5.08, Section 5.11 or in Article VI;

(e) the MLP, the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in the Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the MLP or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness; or a default shall occur in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) the General Partner, the MLP (or its general partner(s)), the Borrower, any Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 and that are not covered by insurance shall be rendered against the MLP, any Restricted Subsidiary, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the MLP or any Restricted Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) the MLP or any Subsidiary shall incur an Environmental Liability or Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect;

(m) the MLP shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (X) those incidental to its ownership of the limited partner interests in the Borrower or of Equity Interests in other Wholly-Owned Subsidiaries and (Y) the incurrence and maintenance of Indebtedness or (ii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents), other than (A) the limited partner interests in the Borrower, (B) ownership interests of a Subsidiary, (C) ownership interests in other subsidiaries not Subsidiaries of the Borrower, (D) cash received in connection with dividends made by the Borrower in accordance with Section 6.06(b) pending application to the holders of the Units and the General Partner Interest, (E) cash received in connection with the incurrence of Indebtedness and (F) cash received in connection with dividends made by other subsidiaries;

(n) this Agreement or the Subsidiary Guaranty after delivery thereof shall for any reason, except to the extent permitted by the terms hereof or thereof (or as waived by the Lenders in accordance with Section 10.02), ceases to be valid, binding and enforceable in accordance with its terms against the Borrower, the MLP or a Guarantor party thereto or shall be repudiated by any of them, or the Borrower, the MLP or any Guarantor shall so state in writing;

(o) an “Event of Default” under (and as defined in) the Revolving Credit Agreement shall occur and be continuing; or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

MLP Guarantee

Section 8.01 MLP Guarantee.

(a) The MLP, to the maximum extent permitted by applicable law, (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Guaranteed Creditors and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and (ii) indemnifies and holds harmless each Guaranteed Creditor from, and agrees to pay to such Guaranteed Creditor, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by such Guaranteed Creditor in enforcing any of its rights under the guarantee contained in this Section 8.01. The MLP agrees that notwithstanding any stay, injunction or other prohibition preventing the payment by the Borrower of all or any portion of the Borrower Obligations and notwithstanding that all or any portion of the Borrower Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, to the maximum extent permitted by applicable law, such Borrower Obligations shall nevertheless be due and payable by the MLP for the purposes of this guarantee at the time such Borrower Obligations would by payable by the Borrower under the provisions of this Agreement. Notwithstanding the foregoing, any enforcement of this guarantee with respect to the rights of any Guaranteed Creditor shall be accomplished by the Administrative Agent acting on behalf of such Guaranteed Creditor. The guarantee contained in this Section 8.01 is a guarantee of payment and not collection, and the liability of the MLP is primary and not secondary. Anything to the contrary notwithstanding, the maximum liability of the MLP under the guarantee provided for in this Article VIII shall in no event exceed the amount which can be guaranteed by the MLP under applicable federal and state laws relating to insolvency of debtors (after giving effect to any right of contribution provided for herein or in any other Loan Document).

(b) The MLP agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to the MLP. The guarantee contained in this Section 8.01 is a continuing guarantee and shall remain in full force and effect until all the Borrower Obligations and the obligations of the MLP under the guarantee contained in this Section 8.01 shall have been satisfied by payment in full in cash, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Borrower Obligations.

(c) No payment made by the Borrower, the MLP, any other guarantor or any other Person or received or collected by any Guaranteed Creditor from the Borrower, the MLP, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the MLP hereunder which shall, notwithstanding any such payment (other than any payment made by the Borrower or MLP in respect of the Borrower Obligations or any payment received or collected from the Borrower or MLP in respect of the Borrower Obligations), remain liable for the Borrower Obligations until, subject to Section 8.05, the Borrower Obligations are paid in full in cash.

Section 8.02 Subrogation. The MLP shall be subrogated to all the rights of any Guaranteed Creditor against the Borrower in respect of any amounts paid by the MLP pursuant to the provisions of the guarantee contained in Section 8.01; provided, however, that the MLP shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation with respect to any of the Borrower Obligations, nor shall the MLP seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor (or any other guarantor) in respect of payments made by the MLP hereunder, until all of the Borrower Obligations and the Guarantees thereof shall have been indefeasibly paid in full in cash or discharged. A director, officer, employee or stockholder, as such, of the MLP shall not have any liability for any obligations of the MLP under the guarantee contained in Section 8.01 or any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.03 Amendments, etc. with respect to the Borrower Obligations. The MLP shall remain obligated hereunder notwithstanding that, without any reservation of rights against the MLP and without notice to or further assent by the MLP, any demand for payment of any of the Borrower Obligations made by any Guaranteed Creditor may be rescinded by such Guaranteed Creditor and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Creditor, and any Loan Document and any other document executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Except as required by applicable law, no Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in Section 8.01 or any property subject thereto.

Section 8.04 Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, the MLP hereby (a) waives diligence, presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of acceptance, filing of claims with a court in the event of the merger, insolvency or bankruptcy of the Borrower or the MLP, and all demands and notices whatsoever, (b) acknowledges that any agreement, instrument or document evidencing the MLP Obligations may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the MLP Obligations without notice to them and (c) covenants that the MLP Obligations will not be discharged except by complete performance thereof. The MLP further agrees that to the fullest extent permitted by applicable law, if at any time all or any part of any payment theretofore applied by any Person to any of the MLP Obligations is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of the MLP, such MLP Obligations shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the MLP Obligations shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

To the fullest extent permitted by applicable law, the obligations of the MLP under this guarantee shall be as aforesaid full, irrevocable, unconditional and absolute and shall not be impaired, modified, discharged, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Borrower or the MLP contained in any of the Borrower Obligations or this Agreement, (ii) any impairment, modification, release or limitation of the liability of the Borrower, the MLP or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable bankruptcy law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Borrower or the MLP of any rights or remedies under any of the Borrower Obligations or this Agreement or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for any of the Borrower Obligations, including all or any part of the rights of the Borrower or the MLP under this Agreement, (v) the extension of the time for payment by the Borrower or the MLP of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of any of the Borrower Obligations or this Agreement or of the time for performance by the Borrower or the MLP of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Borrower or the MLP set forth in this Agreement, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Borrower or any of the MLP or any of their respective assets, or the disaffirmance of any of the Borrower Obligations, or this Agreement in any such proceeding, (viii) the release or discharge of the Borrower or the MLP from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of any of the Borrower Obligations or this Agreement, (x) any change in the name, business, capital structure, corporate existence, or ownership of the Borrower or the MLP or any other person or entity liable on the obligations guaranteed hereby, (xi) the existence of any collateral or other guaranty, or any exchange, release or non-perfection of any collateral or other guaranty, or (xii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, a surety or the MLP.

Section 8.05 Reinstatement. To the maximum extent permitted by applicable law, the guarantee contained in Section 8.01 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the MLP, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the MLP or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 8.06 Payments. The MLP hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in dollars at the Administrative Agent’s payment office at the address provided in Section 10.01 of this Agreement.

ARTICLE IX

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the

Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a Lender and a commercial bank with an office in New York, New York and having a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Syndication Agent, the Co-Documentation Agents or the Co-Managing Agents shall have any duties, responsibilities or liabilities under this Agreement or the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE X

Miscellaneous

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or the MLP, to it at 2330 N. Loop 1604 West, San Antonio, Texas 78248, Attention of Senior Vice President, Chief Financial Officer and Treasurer (Telecopy No. (210) 918-5055);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Maria Arreola (Telecopy No. (713) 750-2228); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor the Subsidiary Guaranty nor any provision hereof or thereof may be waived, amended or modified (except as expressly set forth herein or therein) except pursuant to an agreement or agreements in writing entered into by the Borrower, the MLP and the Required Lenders or by the Borrower, the MLP and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) waive or amend Section 2.09, Section 4.01, Article VIII or release the MLP from its obligations hereunder or release any other Guarantor from a Subsidiary Guaranty (except as expressly set forth in the Subsidiary Guaranty) without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 5 Business Days after written demand therefor.

Section 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan (or portion thereof) to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement

(and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.16(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14 and Section 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.13, Section 2.14, Section 2.15 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the

Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other required parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or the MLP against any of and all the obligations of the Borrower or the MLP now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower and the MLP each hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower and the MLP each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Limitation of Liability. Neither the General Partner nor the general partner(s) of the MLP shall be liable for (a) the obligations of the Borrower under this Agreement or (b) the obligations of the MLP under this Agreement, including in each case, without limitation, by reason of any payment obligation imposed by governing state partnership statutes and any provision of the applicable limited partnership agreement of the Borrower or the MLP that requires such General Partner or general partner(s), as the case may be, to restore a capital account deficit.

Section 10.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUSTAR LOGISTICS, L.P.

By:	NuStar GP, Inc., its General Partner

	By:	/s/ Steven A. Blank
Steven A. Blank
Senior Vice President, Chief
Financial Officer and Treasurer

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P., its General Partner

By:	NuStar GP, LLC, its General Partner

	By:	/s/ Steven A. Blank
Steven A. Blank
Senior Vice President, Chief
Financial Officer and Treasurer

Signature Page 1 to

Term Loan Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Robert Traband
Name:	Robert Traband
Title:	Executive Director

Signature Page 2 to

Term Loan Credit Agreement

SUNTRUST BANK, individually and as Syndication Agent

By:	/s/ Carmen J. Malizia
Name:	Carmen J. Malizia
Title:	Vice President

Signature Page 3 to

Term Loan Credit Agreement

BARCLAYS BANK PLC, individually and as Co-Documentation Agent

By:	/s/ Gary B. Wenslow
Name:	Gary B. Wenslow
Title:	Associate Director

Signature Page 4 to

Term Loan Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, individually and as Co-Documentation Agent

By:	/s/ Paul Pritchett
Name:	Paul Pritchett
Title:	Vice President

Signature Page 5 to

Term Loan Credit Agreement

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Exhibit A - 1

5.	Credit Agreement: The Term Loan Credit Agreement dated as of February 1, 2008 among NuStar Logistics, L.P., NuStar Energy L.P., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[3]

	$	$	%

	$	$	%

	$	$	%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2

[Consented to and][4] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit A - 3

ANNEX 1

[                                         ]6

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document7, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section          thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender8, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with

[6]	Describe Credit Agreement at option of Administrative Agent.
[7]	The term “Loan Document” should be conformed to that used in the Credit Agreement.
[8]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Exhibit A - 4

their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A - 5

EXHIBIT B

FORM OF BORROWING REQUEST

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

270 Park Avenue

New York, New York 10017

Reference: NuStar Logistics, L.P.

Ladies and Gentlemen:

The undersigned, NUSTAR LOGISTICS, L.P., refers to the Term Loan Credit Agreement, dated as of February 1, 2008 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the undersigned, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests the funding of the Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Loans as required by Section 2.03 of the Credit Agreement:

(i) the aggregate amount of the requested Loans is $            ;

(ii) the funding date of the Loans, which shall be the Effective Date and a Business Day, is             , 2008;

(iii) The Type of Tranche comprising the requested Loans is [an ABR Tranche][a Eurodollar Tranche];

(iv) [The initial Interest Period applicable to such Eurodollar Tranche is              months]; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04, are as follows:

[                                                             ]

[                                                             ]

[                                                             ]

[                                                             ]

Exhibit B - 1

The undersigned certifies that he/she is the [                    ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Loans under the terms and conditions of the Credit Agreement.

Very truly yours,

NUSTAR LOGISTICS, L.P.

By:
Name:
Title:

Exhibit B - 2

EXHIBIT C

OPINION OF COUNSEL FOR THE BORROWER AND THE MLP

February 1, 2008

To the Lenders and the Administrative

    Agent Referred to Below

c/o JPMorgan Chase Bank, N.A., as

    Administrative Agent

270 Park Avenue

New York, New York 10017

Dear Sirs:

[I/We] have acted as counsel for NuStar Logistics, L.P. (the “Borrower”) and NuStar Energy L.P. (the “MLP” and each of the Subsidiaries of the MLP listed on Annex I hereto (the “Subsidiary Guarantors” and, together with the Borrower, the “Loan Parties”), in connection with the Term Loan Credit Agreement dated as of February 1, 2008 (the “Credit Agreement”), among the Borrower, the MLP, the banks and other financial institutions identified therein as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, and others as agents, and the other Loan Documents identified below. This opinion is being furnished to you pursuant to Section 4.01(b) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

In that connection, we have examined executed copies of the Credit Agreement, the Subsidiary Guaranty Agreement dated as of even date herewith made by each of the Guarantors (as defined therein) in favor of the Administrative Agent (the “Subsidiary Guaranty”), and the notes executed and delivered on the date hereof pursuant to Section 2.07(e) of the Credit Agreement (the “Loan Documents”).

In addition, [I, or individuals under my direction,/We] have examined originals or copies, certified or otherwise identified to [my/our] satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as [I/we] have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, [I am/we are] of the opinion that:

1. The Loan Documents constitute the legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties under the law of the State of New York in accordance with their respective terms.

2. In a case properly argued and presented, a Texas court or a Federal court sitting in Texas and applying Texas conflict of law principles, as set out in Section 35.51 of the Texas Business and Commerce Code, would give effect to the provisions of the Credit Agreement and

Exhibit C - 1

the Subsidiary Guaranty selecting New York law as governing, and would apply the substantive laws of the State of New York in construing the Credit Agreement and the Subsidiary Guaranty.

3. Under the circumstances contemplated by the Credit Agreement, the making of the Loans will not violate Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including without limitation, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5. The Borrower (a) is a limited partnership duly formed and validly existing under the laws of the State of Delaware and (b) has the limited partnership power and authority to (i) own property and conduct the business in which it is currently engaged and in which it proposes, as of the date hereof, to be engaged after the date hereof, (ii) make, deliver and perform the Loan Documents to which it is a party in accordance with the terms and provisions thereof and (iii) borrow under the Credit Agreement.

6. The MLP (a) is a limited partnership duly formed and validly existing under the laws of the State of Delaware and (b) has the limited partnership power and authority to (i) own property and conduct the business in which it is currently engaged and in which it proposes, as of the date hereof, to be engaged after the date hereof, and (ii) make, deliver and perform the Credit Agreement in accordance with the terms and provisions thereof.

7. Each Subsidiary Guarantor (a) is a limited partnership, corporation or limited liability company validly existing under the laws of the jurisdiction of its formation as described on Annex I hereto and (b) has the limited partnership, corporate or limited liability company power and authority to make, deliver and perform the Subsidiary Guaranty in accordance with the terms and provisions thereof.

8. The execution, delivery and performance of the Credit Agreement by the Borrower and the MLP, and of the Subsidiary Guaranty by each Subsidiary Guarantor, and the borrowing of the Loans by the Borrower under the Credit Agreement, have been duly authorized by all necessary actions on behalf of the Loan Parties and each other Person whose authorization is relevant to, or constitutes, authorization on behalf of either Loan Party.

9. The Loan Documents have been duly executed and delivered on behalf of the Loan Parties, as applicable.

10. No approvals or consents of any governmental authority of the State of Texas or the United States of America or other consents or approvals by any other Person which have not been obtained on or prior to the date hereof are required (a) in connection with the participation by the Loan Parties in connection with the transactions under the Loan Documents or the execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party, or (b) for the validity and enforceability of the Loan Documents and the exercise by the Lenders of their rights and remedies thereunder.

Exhibit C - 2

11. The execution, delivery and performance by the Loan Parties of the Loan Documents will not (a) violate any provision of the Partnership Agreement (Borrower), the Partnership Agreement (MLP), or the certificate of incorporation, bylaws, partnership agreement or limited liability company agreement, as applicable, of any Subsidiary Guarantor, (b) result in the breach of, or constitute a default under, any indenture or loan or credit agreement or any other material agreement, lease or instrument, known to me after due inquiry, to which any of the Loan Parties is a party or by which its properties may be bound, (c) result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any requirement of law, rule regulation or order of any governmental authority of the State of Texas or the United States of America or material contractual obligation binding upon any Loan Party, or (d) result in any violation by any Loan Party of any applicable law of the State of Texas or the United States of America.

12. The Borrower is not subject to regulation under any statute or regulation of the State of Texas or the United States of America that limits its ability to incur indebtedness.

13. To my knowledge (having made due inquiry with respect thereto), except as disclosed in the Credit Agreement, no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or threatened by or against any Loan Party or against any of the properties or revenues of either (a) with respect to the Loan Documents or any of the transactions contemplated thereby or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Exhibit C - 3

EXHIBIT D

[FORM OF]

SUBSIDIARY GUARANTY AGREEMENT

made by

EACH OF THE GUARANTORS (as defined herein)

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of February 1, 2008

Exhibit D - 1

SUBSIDIARY GUARANTY AGREEMENT, dated as of February 1, 2008, made by the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Guarantors” and each a “Guarantor”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), for the benefit of the banks and other financial institutions or entities (the “Lenders”) parties to the Term Loan Credit Agreement, dated as of February 1, 2008 (the “Credit Agreement”), among NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership (the “MLP”), the Lenders, the Administrative Agent, SunTrust Bank, as Syndication Agent, and Barclays Bank Plc and Wachovia Bank, National Association, as Co-Documentation Agents.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make term loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each Guarantor;

WHEREAS, the proceeds of the term loans under the Credit Agreement may be or have been used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the term loans under the Credit Agreement;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective term loans to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders; and

WHEREAS, it is a condition subsequent to the obligation of the Lenders to make their respective term loans to the Borrower under the Credit Agreement that certain subsidiaries of the MLP shall from time to time become parties to this Agreement as Guarantors by executing and delivering an Assumption Agreement, in the form attached hereto as Annex I, to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make their respective term loans to the Borrower under the Credit Agreement, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

Exhibit D - 2

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: means this Subsidiary Guaranty Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: means the collective reference to all obligations, liabilities and indebtedness (including all Indebtedness) owing by the Borrower pursuant to the Credit Agreement, including, without limitation, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement or the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Guarantor Obligations”: means with respect to any Guarantor, the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement, in each case whether on account of guarantee obligations, reimbursement obligations, loan obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: means the collective reference to each Guarantor party to this Agreement.

“Obligations”: means in the case of each Guarantor, its Guarantor Obligations.

“Solvent”: means with respect to each Guarantor as of any date, that (a) the value of the assets of such Guarantor (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Guarantor as of such date, (b) as of such date, such Guarantor is able to pay all of its liabilities as such liabilities mature and (c) as of such date, such Guarantor does not have unreasonably small capital given the nature of its business. In computing the amount of

Exhibit D - 3

contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) A reference to any Person hereunder shall be deemed to include a reference to such Person’s successor’s, endorsees, transferees and assigns.

SECTION 2. GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, (i) absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent for the ratable benefit of the Lenders and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations and (ii) indemnifies and holds harmless the Administrative Agent and each Lender from, and agrees to pay to the Administrative Agent and each Lender, all reasonable costs and expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or such Lender in enforcing any of its rights under this Agreement. The guarantee in this Section 2.1 is a continuing guarantee, and shall apply to all Obligations owing at any time whenever arising or incurred and shall remain in full force and effect until the Obligations have been indefeasibly paid in full in cash. Each Guarantor agrees that notwithstanding any stay, injunction or other prohibition preventing the payment by the Borrower of all or any portion of the Borrower Obligations and notwithstanding that all or any portion of the Borrower Obligations may be unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, such Borrower Obligations shall nevertheless be due and payable by such Guarantor for the purposes of this Agreement at the time such Borrower Obligations would by payable by the Borrower under the provisions of the Credit Agreement. Notwithstanding the foregoing, any enforcement of this Agreement with respect to the rights of any Lender may be accomplished by the Administrative Agent acting on behalf of such Lender.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

Exhibit D - 4

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2.1 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2.1 shall have been satisfied by indefeasible payment in full in cash, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until, subject to Section 2.6, the Borrower Obligations are indefeasibly paid in full in cash.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor (or any other guarantor) or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor (or any other guarantor) in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are indefeasibly paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such

Exhibit D - 5

Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment, notice of intent to accelerate, notice of acceleration and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, (c) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any

Exhibit D - 6

Borrower Obligation, security, Person or otherwise, (d) any modification or amendment of or supplement to the Borrower Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder, (e) any release, non-perfection or invalidity of any direct or indirect security for any Borrower Obligation, (f) any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of the Borrower or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Person or its assets, (g) any limitation, postponement, prohibition, subordination or other restriction on the rights of the Administrative Agent or the Lenders to payment of the Borrower Obligations, (h) any release, substitution or addition of any cosigner, endorser or other guarantor of the Borrower Obligations, (i) any defense arising by reason of any failure of the Borrower to make any presentment, demand for performance, notice of non-performance, protest, notice of intent to accelerate, notice of acceleration and any other notice, including notice of all of the following: acceptance of this Agreement, partial payment or non-payment of all or any part of the Borrower Obligations and the existence, creation, or incurring of new or additional Borrower Obligations, (j) any defense arising by reason of any failure of the Administrative Agent to proceed against the Borrower or any other Person, to proceed against, apply or exhaust any security held from the Borrower or any other Person for the Borrower Obligations, to proceed against, apply or exhaust any security held from any Guarantor or any other Person for this Agreement or to pursue any other remedy in the power of the Administrative Agent or the Lenders whatsoever, (k) any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation, (l) any defense arising by reason of any incapacity, lack of authority, or other defense of the Borrower or any other Person, or by reason of any limitation, postponement, prohibition on the Administrative Agent’s or the Lenders’ right to payment of the Borrower Obligations or any part thereof, or by reason of the cessation from any cause whatsoever of the liability of the Borrower or any other Person with respect to all or any part of the Borrower Obligations, or by reason of any act or omission of the Administrative Agent or the Lenders which directly or indirectly results in the discharge or release of the Borrower or any other Person of all or any part of the Borrower Obligations or any security or guarantee therefore, whether by contract, operation of law or otherwise, (m) any defense arising by failure by the Administrative Agent or the Lenders to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of the Borrower or any other Person, or by reason of any interest of the Borrower in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Borrower of any right to recourse or collateral, (n) any defense arising by reason of the failure of the Borrower to marshal any assets, (o) any defense based upon any failure of the Administrative Agent or any Lender to give to the Borrower or any Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Administrative Agent or any Lender to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure of the Administrative Agent or any Lender to dispose of any such property in a commercially reasonable manner, (p) any dealing whatsoever with the Borrower or other Person

Exhibit D - 7

or any security, whether negligently or not, or any failure to do so, (q) any defense based upon or arising out any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower or any other Person, including any discharge of, or bar against collecting, any of the Borrower Obligations, in or as a result of any such proceeding, (r) or any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender, any Guarantor or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge, limitation or reduction of such Guarantor’s obligations hereunder (other than the indefeasible payment in full in cash of all of the Borrower Obligations). The foregoing provisions apply (and the foregoing waivers will be effective) even if the effect of any action (or failure to take any action) by the Administrative Agent or any Lender is to destroy or diminish a Guarantor’s subrogation rights, such Guarantor’s right to proceed against the Borrower for reimbursement, such Guarantor’s right to recover contribution from any other Guarantor or any other right or remedy. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim and without deduction for any taxes and in immediately available funds and in dollars at the Administrative Agent’s payment office at the address provided in Section 2.16 of the Credit Agreement.

Exhibit D - 8

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective term loans to the Borrower thereunder, each Guarantor hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties relating to subsidiaries of the Borrower and the MLP set forth in Article 3 of the Credit Agreement, each of which is hereby incorporated herein by reference and shall apply mutatis mutandis, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein. Each Guarantor also represents and warrants that it is Solvent and that it is a Subsidiary of the MLP.

SECTION 4. COVENANTS

Each Guarantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been indefeasibly paid in full in cash, in the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

SECTION 5. THE ADMINISTRATIVE AGENT

5.1 Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 6. MISCELLANEOUS

6.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.02 of the Credit Agreement.

6.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Exhibit D - 9

6.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 6.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

6.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and which such Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the same extent the Borrower would be required to do so pursuant to Section 10.03 of the Credit Agreement.

(c) The agreements in this Section 6.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

6.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

6.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Exhibit D - 10

6.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein.

6.9 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

6.10 Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 6.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 6.10 any special, exemplary, punitive or consequential damages.

6.11 Acknowledgments. Each Guarantor hereby acknowledges that:

Exhibit D - 11

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or the relationship between the Administrative Agent and Lenders, on one hand, and the Guarantors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Guarantors and the Lenders.

6.12 WAIVERS OF JURY TRIAL. EACH GUARANTOR, AND THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

6.13 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

6.14 Additional Guarantors. Each Subsidiary of the MLP that is required to become a party to this Agreement pursuant to Section 5.11 of the Credit Agreement shall become a party hereto and a Guarantor hereunder for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

6.15 Release of Guarantors. At the request and sole expense of the Borrower and the MLP: any Subsidiary of the MLP that is a Guarantor shall be released from its obligations hereunder in the event that (a) all of the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or (b) such Subsidiary does not guarantee any obligations of the MLP or any of its Subsidiaries under any public debt instrument (including the Indentures), provided that the Borrower and the MLP shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request of a Responsible Officer of each of the Borrower and the MLP for release identifying the relevant Guarantor and the terms of the sale or other disposition or release from such guaranty, as the case may be, in reasonable detail, together with a certification by the Borrower and the MLP that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that at the time of such release, after giving effect to any other Subsidiary of the MLP becoming a party hereto, the Borrower and the MLP are in compliance with Section 5.11 of the Credit Agreement and no Event of Default exists or would exist as a result of such release.

6.16 Limitation of Liability. Neither the General Partner nor the general partner(s) of the MLP shall be liable for (c) the obligations of the Borrower under this Agreement or (d) the obligations of the MLP under this Agreement, including in each case, without limitation, by

Exhibit D - 12

reason of any payment obligation imposed by governing state partnership statutes and any provision of the applicable limited partnership agreement of the Borrower or the MLP that requires such General Partner or general partner(s), as the case may be, to restore a capital account deficit.

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Guaranty Agreement to be duly executed and delivered as of the date first above written.

Guarantor

By:	[ ]
Title:

[Guarantor]

By:	[ ]
Title:

Exhibit D - 13

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Guarantors	Address

Exhibit D - 14

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Subsidiary Guaranty Agreement dated as of February 1, 2008, (the “Subsidiary Guaranty Agreement”), made by the Guarantors parties thereto in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, for the benefit of the Lenders. The undersigned agrees for the benefit of the Administrative Agent and the Lenders the undersigned will be bound by the terms of the Subsidiary Guaranty Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

[ ]

By:	[ ]
Title:

Address for Notices:

Exhibit D - 15

Annex 1 to

Subsidiary Guaranty Agreement

ASSUMPTION AGREEMENT, dated as of [                    ], [200    ], by [                                                                                 ], a [                                        ] corporation (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH:

WHEREAS, NuStar Logistics, L.P., a Delaware limited partnership (the “Borrower”), NuStar Energy L.P., a Delaware limited partnership (the “MLP”), the Lenders and the Administrative Agent have entered into a Term Loan Credit Agreement, dated as of February 1, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain subsidiaries of the MLP (other than the Additional Guarantor) have entered into the Subsidiary Guaranty Agreement, dated as of February 1, 2008 (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”) in favor of the Administrative Agent for the benefit of the Lenders:

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Subsidiary Guaranty Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Subsidiary Guaranty Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Subsidiary Guaranty Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 6.14 of the Subsidiary Guaranty Agreement, hereby becomes a party to the Subsidiary Guaranty Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex l-A hereto is hereby added to the information set forth in Schedule 1 to the Subsidiary Guaranty Agreement. The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Subsidiary Guaranty Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

Exhibit D - 16

2. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:	[ ]
Name:
Title:

Exhibit D - 17

SCHEDULE 2.01

Commitments

LENDER	COMMITMENT
JPMorgan Chase Bank, N.A.	$33,000,000.00

SunTrust Bank	$33,000,000.00

Wachovia Bank, National Association	$33,000,000.00

Barclays Bank PLC	$25,000,000.00

TOTAL:	$124,000,000.00

Schedule 2.01

SCHEDULE 3.06

Disclosed Matters

Grace Litigation. All actions, suits, proceedings, claims and Environmental Liabilities arising out of or related to the Otis pipeline as described in NuStar Energy L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

Any other actions, suits, proceedings, claims and investigations described in NuStar Energy L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

Schedule 3.06

SCHEDULE 3.12

Subsidiaries

Subsidiary	Jurisdiction of Formation	Restricted/ Unrestricted/Material	Ownership Percentage
Bicen Development Corporation N.V.	Netherlands Antilles	Restricted	100%
Cooperatie NuStar Holdings UA.	Netherlands	Restricted	100%
Diamond K Limited	Bermuda	Restricted	100%
Kaneb, Inc.	Delaware	Restricted	100%
Kaneb Investment, LLC	Delaware	Restricted	100%
Kaneb LLC	Delaware	Restricted	100%
Kaneb Management, LLC	Delaware	Restricted	100%
Kaneb Management Company LLC	Delaware	Restricted	100%
Kaneb Pipe Line Company LLC	Delaware	Restricted	100%
Kaneb Pipe Line Holding Company, LLC	Delaware	Restricted	100%
Kaneb Pipe Line Operating Partnership, L.P.	Delaware	Restricted - Material	100%
Kaneb Pipe Line Partners, L.P.	Delaware	Restricted	100%
Kaneb Services LLC	Delaware	Restricted	100%
Kaneb Terminals B.V.	Netherlands	Restricted	100%
Kaneb Terminals (Eastham) Limited	England	Restricted	100%
Kaneb Terminals Limited	England	Restricted	100%
NuStar Asphalt Refining, LLC	Delaware	Restricted	100%
NuStar Energy Services, Inc.	Delaware	Restricted	100%
NuStar Burgos, LLC	Delaware	Restricted	100%
NuStar GP, Inc.	Delaware	Restricted	100%
NuStar Holdings B.V.	Netherlands	Restricted	100%
NuStar Internacioncal, S.deR,K,de C.V.	Mexico	Restricted	100%
NuStar Logistics, L.P.	Delaware	Restricted - Material	100%
NuStar Marketing LLC	Delaware	Restricted	100%
Petroburgos, S. de R.L. de C.V.	Mexico	Restricted	100%
Point Tupper Marine Services Co.	Nova Scotia	Restricted	100%
Ross Chemical & Storage Company Limited	England	Restricted	100%
Saba Company N.V.	Netherlands Antilles	Restricted	100%
Seven Seas Steamship Company (Saint Eustatius) N.V.	Netherlands Antilles	Restricted	100%
Shore Terminals LLC	Delaware	Restricted	100%
Skelly-Belvieu Pipeline Company, L.L.C.	Delaware	Restricted	50%
ST Linden Terminal, LLC (joint venture)	Delaware	Restricted	50%
StanTrans Holding, Inc.	Delaware	Restricted	100%
StanTrans, Inc.	Delaware	Restricted	100%
StanTrans Partners, L.P.	Delaware	Restricted	100%
Statia Marine, Inc.	Cayman Islands	Restricted	100%
Statia Technology, Inc.	Delaware	Restricted	100%
Statia Terminals Antilles N.V.	Netherlands Antilles	Restricted	100%
Statia Terminals Canada Co.	Nova Scotia	Restricted	100%

Schedule 3.12 -1

Subsidiary	Jurisdiction of Formation	Restricted/ Unrestricted/Material	Ownership Percentage
Statia Terminals Canada Holdings Co	Nova Scotia	Restricted	100%
Statia Terminals Canada Partnership	Nova Scotia	Restricted	100%
Statia Terminals Corporation N.V.	Curacao, NA	Restricted	100%
Statia Terminals Delaware, Inc.	Delaware	Restricted	100%
Statia Terminals, Inc.	Delaware	Restricted	100%
Statia Terminals International N.V.	Curacao, NA	Restricted	100%
Statia Terminals Marine Services N.V.	Netherlands Antilles	Restricted	100%
Statia Terminals New Jersey, Inc.	Delaware	Restricted	100%
Statia Terminals N.V.	Netherlands Antilles	Restricted	100%
Support Terminal Operating Partnership, L.P.	Delaware	Restricted - Material	100%
Support Terminals Services, Inc.	Delaware	Restricted	100%
Texas Energy Services LLC	Delaware	Restricted	100%

Schedule 3.12 - 2

SCHEDULE 6.01

Existing Indebtedness

Indebtedness not to exceed £21,000,000 under Credit Agreement between Kaneb Terminals Limited (formerly named ST Services, LTD.), as borrower, NuStar Energy L.P., Kaneb Pipe Line Operating Partnership, L.P. and SunTrust Bank, Atlanta, as Lender, dated as of December 11, 2007, as amended or restated from time to time (or replaced or refinanced from time to time but no increases thereof).

Indebtedness not to exceed $500,000,000 evidenced by the KPOP Notes (as replaced or refinanced from time to time but no increases thereof).

Schedule 6.01

SCHEDULE 6.04

Existing Investments

Investment in ST Linden Terminal, LLC existing on the date hereof

Schedule 6.04

SCHEDULE 6.07

Affiliate Agreements

None.

Schedule 6.07

SCHEDULE 6.08

Existing Restrictions

Restrictions and conditions set forth in the Indentures.

Schedule 6.08